Contact: Frances G. Rathke, CFO
Tel: (802) 244-5621, x.1300

Green Mountain Coffee Roasters Reports Fiscal 2005 Third Quarter Results

-- Third quarter sales up 20.5% over prior year --

WATERBURY, VT (August 2, 2005) -- Green Mountain Coffee Roasters, Inc., (NASDAQ: GMCR) today announced its fiscal third quarter results for the twelve week period ended July 2, 2005.

Net sales for the third quarter ended July 2, 2005, increased 20.5% to $37.8 million, up from $31.3 million in the third quarter of 2004. Total coffee pounds shipped were up 11.3% to 4.5 million pounds. Net income for the third quarter increased 13.1% to $2.2 million, or $0.28 per diluted share, compared to $1.9 million, or $0.26 per diluted share for the third quarter of 2004. The Company's net income in the third quarter of 2005 includes recognition of a non-cash loss of $160,000 or $0.02 per share as a result of its equity investment in Keurig, Incorporated as compared to a non-cash loss of $193,000 or $0.03 per share in the third quarter of fiscal 2004.

Robert P. Stiller, Chairman, President and Chief Executive Officer, said "It was another great quarter for Green Mountain Coffee Roasters, with continued, double-digit revenue growth and solid earnings growth. I am particularly pleased with the building strength of our office coffee service and food service businesses, and the stellar growth in our consumer direct business. As we anticipated, our growth has been fueled largely by people's enthusiasm for our coffee in the Keurig single cup brewer, as well as by increasing demand for our Fair Trade Certified™ and organic offerings. This success is gratifying to all of us at the Company as we seek to provide consumers with the ultimate coffee experience and also make a positive difference in the world."

Stiller concluded, "In the competitive specialty coffee market, we are differentiating ourselves with innovative product development and business practices, and socially responsible initiatives. Looking forward, we intend to leverage these advantages into higher sales growth while continuing to focus on achieving higher margins."

Third Quarter Financial Review

Channel and Other Sales Growth Highlights:

  Dollar sales growth was strongest in the office coffee service (OCS) and foodservice channels. OCS coffee pounds were up 19.6% over the prior year, contributing almost half of the increase in net sales. The high growth in this channel was due to strong K-Cup sales driven by increased penetration of the Keurig® B100 brewers in small offices, by the introduction of 'Extra Bold' K-cups, and by continued success of tea in K-cups.
  In the food service channel, coffee pounds shipped increased 24.0% over the prior year primarily as a result of new customer acquisitions, including Bruegger's, a chain of 242 casual restaurants throughout the United States.
  Convenience stores was the third largest channel contributor to the Company's sales growth, representing 20.9% of coffee pound growth for the quarter. The 8.3% increase in this channel was primarily driven by strong shipments to ExxonMobil.
  The consumer direct channel grew 67% in dollar sales and 59.0 % in coffee pounds shipped. The majority of this growth was related to the sales of Keurig Single-Cup Brewers for the home and the associated K-Cups as well as K-Cup sales to Keurig, Inc., for their Keurig Single-Cup B50 sales to the new retail channel.
  The supermarket channel coffee pounds shipped declined by 2.6% in the third quarter. This decline is attributable to increased promotional levels by coffee competitors during this quarter compared to previous quarters, combined with the impact of the Company's price increases in January and late March 2005.
  The Company experienced a 43.5% gain in sales of certified Fair Trade and organic coffees, including sales of co-branded Newman's Own Organic coffees. This growth benefited all sales channels.
  As previously announced, the Company increased prices for certain products because of rising green coffee costs. The net impact was an increase in net sales in the third quarter of fiscal 2005 of approximately 6% over the prior year period.
  The difference in growth rates between sales and pounds reflects the Company's recent price increases and the increase in coffee K-Cups as a percentage of sales, which sell at a higher price per pound than the Company's other products, as well as sales of Celestial Seasonings® Teas in K-Cups which do not enter the coffee pounds shipped data. Company-wide K-Cups shipped increased 37% over the prior year quarter.

Margins, Expenses, and Analysis of After-Tax Income:

  Gross profit margin was 36.2% of sales compared to 40.4% in the comparable quarter of fiscal 2004. The decrease was attributable to higher green coffee costs, variations in sales mix, increased depreciation and distribution costs associated with the new distribution center and increased costs associated with additional K-Cup manufacturing production.
  Selling, general and administrative expenses decreased to 26.0% of sales from 29.6% in the comparable quarter of fiscal 2004. This improvement was the result of leveraging selling and organizational resources on a higher sales base.
  The tax rate in the third quarter of fiscal 2005 increased to 39.4% from 37.2% in the prior year period due to a less favorable impact of state tax incentives awarded during the second quarter of fiscal 2004 under the Vermont Economic Advancement Tax Incentive Program as a result of lower estimated capital expenditures in fiscal 2005 than the prior year.
  After-tax income before the recognition of the non-cash loss related to the Company's equity investment in Keurig, Incorporated increased 10.3% to $2.3 million. The Company's net income was $2.2 million after recognition of the Keurig-related non-cash loss of $160,000 or $0.02 per share, including an accretion expense adjustment for the estimated redemption value of the preferred stock of Keurig, Inc., of $0.01 per share, compared to a Keurig-related non-cash loss of $193,000 or $0.03 per share in the prior year period, with no material adjustment for accretion.

Year-to-Date Results:

  For the forty weeks ended July 2, 2005, the Company experienced an 18.4% increase in net sales to $125.1 million from $105.7 million and a 12.9% increase in coffee pounds shipped compared to the same period last year.
  Net income for the forty weeks ended July 2, 2005 increased 12.0% to $6.5 million after recognition of a non-cash loss of $552,000 from its minority investment in Keurig as compared to $5.8 million in 2004 including recognition of a non-cash loss of $751,000 from the investment in Keurig.

Business Outlook and Other Forward-Looking Information

Company Estimates for Fiscal Year 2005:

  Net sales growth of 17% to 21% and coffee pounds growth of 11% to 13% for fiscal year 2005 ending September 24, 2005.
  Gross margin in the range of 35.0% to 36.0% and operating margin of 9.9% to 10.3%.
  Interest expense of approximately $500,000 to $600,000 compared to $282,000 in fiscal 2004, with the increase due to the recent completion of the new distribution center and the cessation of capitalization of the related interest expenses.
  A tax rate for fiscal 2005 of 39.75% compared to 39.2% in fiscal 2004.
  Recognition of the Company's share of Keurig's loss for fiscal year 2005 that reduces diluted earnings per share by $0.10 to $0.12 including approximately $0.06 per share related to the accretion adjustment for the estimated redemption value of the preferred stock of Keurig, Inc.
  Based on all of these factors, the Company reaffirmed that it anticipates its fully diluted earnings per share for fiscal year 2005 will be in the range of $1.15 to $1.19 per share.

Company Estimates for Fourth Quarter Fiscal 2005:

  Net sales growth of 16% to 21% and coffee pounds growth of 9% to 12%.
  Gross margin in the range of 35.5% to 36.5% and operating margin in the range of 11.0% to 12.0%.
  Recognition of the Company's share of Keurig's loss for the fourth quarter in fiscal 2005 to reduce diluted earnings per share by $0.03 to $0.05, including approximately $0.01 per share for the valuation adjustment for the accretion of the redemption value of the preferred stock.
  Fully diluted earnings per share for the fourth quarter of fiscal 2005 in the range of $0.29 to $0.33 per share.

Company Estimates for Fiscal 2006:

  The Company anticipates net sales growth of 20% to 25% in fiscal 2006 primarily due to strong double-digit sales in the Office Coffee Channel and significant growth expected in the Consumer Direct channel driven by sales of Keurig Single-Cup Brewers for the home and the associated K-Cups as well as K-Cup sales to Keurig, Inc., for their Keurig Single-Cup B50 and new B60 and B40 brewer sales to the new retail channel.
  The Company anticipates that its net income will increase at a similar rate to net sales.

Company Estimates Relating to Balance Sheet and Cash Flow:

  Capital expenditures for fiscal 2005 in the range of $10 to $11 million and depreciation expenses of $5.8 to $6.1 million.
  EBITDA in 2005, excluding the recognition of Keurig's loss, of approximately $22 to $23 million was reaffirmed.

There will be further discussion of the financial results released today and these future expectations on the Company's webcast conference call later this morning.

Green Mountain Coffee Roasters, Inc. is a leader in the specialty coffee industry and offers over 100 coffee selections including estate, certified organic, Fair Trade Certified™, signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. While the majority of Green Mountain Coffee's revenue is derived from its wholesale operations, the Company also operates a consumer direct business through direct mail and an e-commerce website (www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters. Each year the Company contributes at least five percent of its pre-tax profits to support socially responsible initiatives. Based on its performance, Green Mountain Coffee Roasters has been recognized for the past five years as one of Forbes Magazine's "200 Best Small Companies," for the past three years in the top ten on Business Ethics magazine's list of "100 Best Corporate Citizens," and for the past two years as one of the Society of Human Resource Management's "Best Medium Companies to Work for in America."

Keurig, Incorporated ("Keurig") manufactures brewing equipment that allows users to brew high-quality specialty coffee one cup at a time. Green Mountain Coffee has 42% equity ownership of Keurig. In addition, Green Mountain Coffee is the largest of four roasters licensed to distribute the K-Cups® that are used with Keurig® Single-Cup Brewers. The Company sells K-Cups to businesses through its OCS channel, and to home users through its consumer direct channel.

Certain statements contained herein are not based on historical fact and are "forward-looking statements" within the meaning of the applicable securities laws and regulations. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, fluctuations in availability and cost of high-quality green coffee, the unknown impact of recent price increases on net sales, competition, business conditions in the coffee industry and food industry in general, the impact of the loss of one or more major customers or reduction in the volume of purchases by one or more major customers, delays in the timing of adding new locations with existing customers, Green Mountain Coffee's level of success in continuing to attract new customers, variances from sales mix and growth rate, weather and special or unusual events, as well as other risks as described more fully in the Company's filings with the Securities and Exchange Commission. In addition, the Company has an equity investment in Keurig, Incorporated, a small private company. Keurig, Incorporated can have significant quarterly operating income/loss fluctuations and its results can differ materially from expectations set forth in forward-looking statements. Forward-looking statements reflect management's analysis as of the date of this press release. The Company does not undertake to revise these statements to reflect subsequent developments, other than in its regular, quarterly earnings releases.

Green Mountain Coffee Roasters will be discussing these financial results and future prospects with analysts and investors in a conference call available via the Internet. The call will take place today, August 2, 2005, at 10:30 a.m. ET and will be available via live webcast on the Company's website at www.GreenMountainCoffee.com and on Street Events at www.StreetEvents.com, as well as AOL, Yahoo and other major portals.

The Company archives the latest quarterly conference call on the Investor Services section of its website for a period of time. A replay of the fiscal 2005 third quarter conference call also will be available by telephone at (719) 457-0820, confirmation number 3955094, from 1:30 p.m. ET on August 2th through midnight on Saturday, August 6, 2005.

- tables follow -

Part I. Financial Information
Item 1. Financial Statements

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Consolidated Balance Sheets
(Dollars in thousands)
	July 2, 2005	September 25, 2004
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$5,661	$4,514
Receivables, less allowances of $580 and $481, respectively	14,725	13,776
Inventories	12,403	9,580
Other current assets	1,407	983
Income tax receivable	767	-
Deferred income taxes, net	692	616
Total current assets	35,655	29,469

Fixed assets, net	38,175	36,502
Investment in Keurig, Incorporated	9,664	10,604
Goodwill and other intangibles	1,446	1,446
Other long-term assets	285	311

	$85,225	$78,332
	=======	=======
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$ 3,536	$ 3,259
Accounts payable	10,422	8,382
Accrued compensation costs	3,056	2,737
Accrued expenses	3,719	3,028
Other short-term liabilities	46	317
Income tax payable	-	23
Total current liabilities	20,779	17,746

Long-term debt	5,240	14,039
Deferred income taxes	2,775	2,132

Commitments and contingencies
Stockholders' equity:
Common stock, $0.10 par value: Authorized - 20,000,000 shares; Issued - 8,576,659 and 8,260,261 shares at July 2, 2005 and September 25, 2004, respectively	858	826
Additional paid-in capital	28,305	22,884
Retained earnings	35,260	28,739
Accumulated other comprehensive income (loss)	(88)	(130)
ESOP unallocated shares, at cost - 21,060 shares	(568)	(568)
Treasury shares, at cost - 1,157,554 shares	(7,336)	(7,336)
Total stockholders' equity	56,431	44,415

	$85,225	$78,332
	=======	=======

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)
	Twelve weeks ended		Forty weeks ended
	July 2, 2005	July 3, 2004	July 2, 2005	July 3, 2004

Net sales	$ 37,782	$ 31,347	$ 125,132	$ 105,690
Cost of sales	24,091	18,680	80,675	63,800
Gross profit	13,691	12,667	44,457	41,890

Selling and operating expenses	7,424	6,975	24,737	23,472
General and administrative expenses	2,412	2,319	7,600	7,405
Operating income	3,855	3,373	12,120	11,013

Other income	45	17	95	37
Interest expense	(79)	(45)	(457)	(190)
Income before income taxes	3,821	3,345	11,758	10,860

Income tax expense	(1,506)	(1,246)	(4,685)	(4,289)
Income before equity in earnings of Keurig, Incorporated, net of taxes	2,315	2,099	7,073	6,571
Equity in earnings of Keurig, Incorporated, net of taxes	(160)	(193)	(552)	(751)
Net income	$ 2,155	$ 1,906	$ 6,521	$ 5,820
	=====	====	=====	======
Basic income per share:
Weighted average shares outstanding	7,169,624	7,018,956	7,130,949	6,996,818
Net income	$ 0.30	$ 0.27	$ 0.91	$ 0.83

Diluted income per share:
Weighted average shares outstanding	7,671,846	7,402,145	7,587,610	7,408,445
Net income	$ 0.28	$ 0.26	$ 0.86	$ 0.79

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)
	Forty weeks ended
	July 2, 2005	July 3, 2004

Cash flows from operating activities:
Net income	$ 6,521	$ 5,820
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,524	3,520
Gain on disposal of fixed assets	(16)	(27)
Provision for doubtful accounts	261	279
Change in fair value in interest rate swap	(318)	115
Change in fair value in futures derivatives	168	20
Change in accumulated other comprehensive income	42	(67)
Tax benefit from exercise of non-qualified options	1,832	218
Equity in net loss of Keurig, Incorporated	940	751
Deferred income taxes	567	609
Deferred compensation and stock compensation	114	42
Changes in assets and liabilities:
Receivables	(1,210)	(2,650)
Inventories	(2,823)	(1,065)
Income tax receivable	(790)	5
Other current assets	(546)	(156)
Other long-term assets, net	27	(90)
Accounts payable	2,040	1,398
Accrued compensation costs	319	812
Accrued expenses	691	1,122
Net cash provided by operating activities	12,343	10,656

Cash flows from investing activities:
Capital expenditures for fixed assets	(6,806)	(15,440)
Proceeds from disposals of fixed assets	625	311
Net cash used for investing activities	(6,181)	(15,129)

Cash flows from financing activities:
Proceeds from issuance of common stock	3,507	542
Proceeds from issuance of debt	116	8,390
Net repayment of long-term debt and capital lease obligations	(8,638)	(3,370)
Net change in revolving line of credit	-	(350)
Net cash (used for) provided by financing activities	(5,015)	5,212

Net increase in cash and cash equivalents	1,147	739
Cash and cash equivalents at beginning of period	4,514	502
Cash and cash equivalents at end of period	$ 5,661	$ 1,241
	====	====

GREEN MOUNTAIN COFFEE ROASTERS, INC.
Total Company Coffee Pounds Shipped by Sales Channel
(Unaudited Pounds in Thousands)
Channel	Q3 12 wks. ended 7/2/05	Q3 12 wks. ended 7/3/04	Q3 Y/Y lb. Increase	Q3 % Y/Y lb. Increase	Q3YTD 40 wks. ended 7/2/05	Q3YTD 40 wks. ended 7/3/04	Q3YTD Y/Y lb. Increase	Q3YTD % Y/Y lb. Increase
Supermarkets	1,230	1,263	(33)	-2.6%	4,469	4,295	174	4.1%
Convenience Stores	1,255	1,159	96	8.3%	4,099	3,745	354	9.5%
Office Coffee Service Distributors	1,140	953	187	19.6%	3,794	3,151	643	20.4%
Food Service	723	583	140	24.0%	2,390	1,958	432	22.1%
Consumer Direct	186	117	69	59.0%	576	422	154	36.5%
Totals	4,534	4,075	459	11.3%	15,328	13,571	1,757	12.9%

Note: Certain prior year customer channel classifications were reclassified to conform to current year classifications.
Note: The pounds shipped number in the consumer direct channel, includes shipments made to Keurig, Inc. for sales to the retail channel.

Total Company Coffee Pounds Shipped by Geographic Region
(Unaudited Pounds in Thousands)
Region	Q3 12 wks. ended 7/2/05	Q3 12 wks. ended 7/3/04	Q3 Y/Y lb. Increase	Q3 % Y/Y lb. Increase	Q3YTD 40 wks. ended 7/2/05	Q3YTD 40 wks. ended 7/3/04	Q3YTD Y/Y lb. Increase	Q3YTD % Y/Y lb. Increase
New England	1,918	1,759	159	9.0%	6,374	5,885	489	8.3%
Mid-Atlantic	1,346	1,241	105	8.5%	4,591	4,190	401	9.6%
South	717	636	81	12.7%	2,557	2,082	475	22.8%
Midwest	258	181	77	42.5%	810	595	215	36.1%
West	254	227	27	11.9%	871	702	169	24.1%
International	41	31	10	32.3%	125	117	8	6.8%
Totals	4,534	4,075	459	11.3%	15,328	13,571	1,757	12.9%

Note: Certain prior year regional classifications were reclassified to conform to current year classifications.

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